EXHIBIT 10.4


                         Executive Employment Agreement
                         ------------------------------


         This Executive Employment Agreement (this "Agreement") is made as of the 18th day of November, 1999 by and between Speedcom Wireless International Corporation, a Florida corporation (the "Company") and Jay O. Wright, a natural person, ("Mr. Wright").

         WHEREAS, Mr. Wright has served on the Board of Directors of the Company since June 30, 1999;

         WHEREAS, the Company wishes to employ Mr. Wright as its Chief Financial Officer and Mr. Wright wishes to accept such employment;

         WHEREAS, the Company wishes Mr. Wright to move to Florida in order to facilitate the performance of his duties for the Company; and

         WHERAS, the Company and Mr. Wright wish to set forth the terms of Mr. Wright's employment and certain additional agreements between Mr. Wright and the Company,

         NOW, THEREFORE, in consideration of the foregoing recitals and the representations, covenants and terms contained herein, the parties hereto agree as follows:

1.       Employment Period

         The Company will employ Mr. Wright, and Mr. Wright will serve the Company, under the terms of this Agreement for an initial term of three years commencing as of December 7, 1999 (the "Commencement Date"). On the third anniversary of the Commencement Date and on each anniversary date thereafter, the term of this Agreement shall automatically be extended for an additional period of twelve months; provided, however, that either party hereto may elect not to so extend this Agreement by giving written notice to the other party at least 60 days prior to such anniversary date. Notwithstanding the foregoing, Mr. Wright's employment hereunder may be earlier terminated, subject to Section 5 hereof. The period of time between the commencement and the termination of Mr. Wright's employment hereunder shall be referred to herein as the "Employment Period."

2.       Duties and Status

         The Company hereby engages Mr. Wright as its Chief Financial Officer and a member of the Company's Executive Committee on the terms and conditions set forth in this Agreement. During the Employment Period, Mr. Wright shall report directly to the Chief Executive Officer of the Company, or in his absence, the Chairman and exercise such authority, perform such executive duties and functions and discharge such responsibilities as are reasonably associated with Mr. Wright's position, commensurate with the authority vested in Mr. Wright pursuant to this Agreement and consistent with the governing documents of the Company. These duties include, but may not be limited to, (i) structuring and obtaining capital from varied sources to facilitate the growth of the Company, (ii) supervision and review of financial reporting, and (iii) acquisition of and negotiation with strategic business partners. Mr. Wright shall work with the Chief Executive Officer to determine what additional responsibilities Mr. Wright shall perform, commensurate with Mr. Wright's position as the Chief Financial Officer of the Company.

         During the Employment Period, Mr. Wright shall devote substantially all of his business time (minimum of 5 days per week), skill and efforts to the business of the Company. Notwithstanding the preceding sentence, Mr. Wright may make and manage personal business investments of his choice, continue to serve as a director of the Company, TRI Advisors, Ltd., a Bermuda Corporation, 3C Corporation, a Nevada corporation, Accounts Receivable, Inc., an Illinois corporation (and any successors to any of them) and up to two other corporations (not counting the



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         Company or any affiliates of the Company) of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining the approval of the Board of Directors or the Chief Executive Officer, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder.

3.       Compensation and Benefits

         (a) Salary. During the Employment Period, the Company shall pay to Mr. Wright, as compensation for the performance of his duties and obligations under this Agreement, a base salary of US $120,000 per annum, payable in arrears not less frequently than monthly in accordance with the normal payroll practices of the Company. Such base salary shall be subject to review each year for possible increase by the Board of Directors and/or Chief Executive Officer (as appropriate) in its sole discretion, but shall in no event be decreased from its then existing level during the Employment Period.

         (b) Annual Bonus. During the Employment Period, Mr. Wright shall have the opportunity to earn an annual bonus in accordance with a Company annual bonus program for senior executives. The terms of any such bonus program shall be as set forth and as determined in the sole discretion of the Board of Directors and/or the Chief Executive Officer, as determined by corporate policy. Mr. Wright is not guaranteed a bonus in any particular year. In the event that the Company has not instituted an annual bonus program, Mr. Wright may still earn a bonus at the discretion of the Board of Directors and/or Chief Executive Officer of the Company (as appropriate).

         (c) Equity. (i) As partial consideration for entering into this Agreement, the Company hereby grants Mr. Wright the right to purchase 300,000 shares of the common stock of the Company at $3.00 per share (the "Stock Options"). The Stock Options shall vest ratably over the initial three year term of this Agreement (i.e. 8,333.333 per month for 36 months), or earlier if Mr. Wright's employment is terminated without cause or for good reason (as described in Section 4 hereof) or earlier due to a change in control, sale of a majority of the common stock or substantially all of the assets of the Company or merger of the Company into or with another company (unless such company is less than 33% of the size (measured by market value) of the Company). The Stock Options must be exercised by the fifth anniversary of the date of vesting or shall be forfeited by Mr. Wright. The number, kind and strike price of the Stock Options shall be appropriately and equitably adjusted to reflect any stock dividend, stock split, spin-off, split-off, extraordinary cash dividend, recapitalization, reclassification or other major corporate action affecting the stock of the Company to the end that after such event Mr. Wright's proportionate interest in the Company shall be maintained as before the occurrence of such event.

              (ii) If the Company proposes to sell or permit the transfer of stock amounting in the aggregate to 50% or more of the outstanding capitalization of the Company, then Mr. Wright shall have the right to require the proposed purchaser to purchase from him the shares of stock underlying any of the Stock Options, and any unvested Stock Options shall become vested. Such sale by Mr. Wright shall be at the same price and on the same terms and conditions of the sale of stock triggering Mr. Wright's right of sale. The Company shall cause Mr. Wright to be actually notified of any proposed sale of stock and the terms and conditions of such proposed sale covered by this Section 5(c)(ii) not less than 30 days prior to the date of consummation of the sale.

              (iii) If the Company proposes to file a registration statement with the U.S. Securities and Exchange Commission, or comparable non-U.S. regulatory authority, relating to the offer or sale of stock of the Company to the public, the Company shall cover under such registration statement, for the benefit of Mr. Wright, the sale by Mr. Wright of the stock of the Company underlying the Stock Options, and shall take such other actions as are necessary or desirable





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              for the stock of the Company underlying the Stock Options to be freely salable by Mr. Wright (subject to any restrictions imposed by the underwriters of such stock offering).

              (iv) In addition to the Stock Options, Mr. Wright shall be entitled to receive additional awards under any other stock option or equity based incentive compensation plan or arrangement adopted by the Company during the Employment Period for which senior executives are eligible. The level of Mr. Wright's participation in any such plan or arrangement shall be in the sole discretion of the Company's Board of Directors and/or Chief Executive Officer, as appropriate.

         (d) Other Benefits. During the Employment Period, Mr. Wright shall be entitled to participate in all of the employee benefit plans, programs and arrangements of the Company in effect during the Employment Period which are generally available to senior executives of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, programs and arrangements. In addition, during the Employment Period, Mr. Wright shall be entitled to fringe benefits and perquisites comparable to those of other senior executives of the Company, including, but not limited to, 12 days of vacation pay per year plus 1 sick/personal day, to be used in accordance with the Company's vacation pay policy for senior executives.

         (e) Business Expenses. During the Employment Period, the Company shall promptly reimburse Mr. Wright for all appropriately documented, reasonable business expenses incurred by Mr. Wright in the performance of his duties under this Agreement.

         (g) Relocation Expenses. The Company shall promptly reimburse Mr. Wright for all appropriately documented relocation expenses, including the cost of moving himself and his wife and their personal property to Florida and the cost of any initial broker's fees for Mr. Wright's apartment, condominium or other dwelling in Florida, in aggregate up to $5,000. Additionally, the Company shall provide Mr. Wright with up to six (6) weeks free housing in a Company provided apartment (or hotel, if an apartment is unavailable) during the time that Mr. Wright and his family is looking for permanent housing in the Sarasota area.

         (h) Support Services. The Company shall provide to Mr. Wright an office, appropriate for his position with the Company, and secretarial and other business services at the Company's primary executive offices. Such offices shall be located within 10 miles of Sarasota, Florida. Additionally, Mr. Wright shall have the use of a company provided wireless telephone for business use on the ATT plan with 1000 minutes usage per month including long distance costs.

         (i) Prior introductions and advisory services. The Company shall compensate Mr. Wright, in addition to other compensation under this Agreement, for the successful completion of certain projects which Mr. Wright began prior to his joining the Company full time. The amount of such compensation shall be that which Mr. Wright was entitled to under his consulting contract with the Company dated March 30, 1999. The projects for which Mr. Wright shall be entitled to additional compensation are: (1) capital raised for the Company by National Capital prior to March 15, 2000; (2) investment by Bruce Waldack prior to January 31, 2000, and (3) transactions completed (including investments) by parties on or prior to December 7, 1999, including those investments made by Paul Mannion and certain of his associates, for which Mr. Wright would otherwise have been eligible to receive compensation under his consulting contract. Except as set forth in this paragraph, the consulting portion of Mr. Wright's March 30 contract shall otherwise terminate on December 8, 1999 (however, the board of directors provisions shall not).





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4.       Termination of Employment

         (a) Termination for Cause. The Company may terminate Mr. Wright's employment hereunder for cause. For purposes of this Agreement and subject to Mr. Wright's opportunity to cure as provided in
              Section 4(c) hereof, the Company shall have "cause" to terminate Mr. Wright's employment hereunder if such termination shall be the result of:

              (i) willful fraud or material dishonesty in connection with Mr. Wright's performance hereunder;
              (ii) the deliberate or intentional failure by Mr. Wright to substantially perform his duties hereunder that results in material harm to the Company; or
              (iii) the conviction for, or plea of nolo contendere to a charge of, commission of a felony.

         (b) Termination for Good Reason. Mr. Wright shall have the right at any time to terminate his employment with the Company for any reason. For purposes of this Agreement and subject to the Company's opportunity to cure as provided in Section 4(c) hereof, Mr. Wright shall have "good reason" to terminate his employment hereunder if such termination shall be the result of:

              (i) a material diminution during the Employment Period in the Executive's duties, responsibilities, reporting relationship or title as set forth in Section 2 hereof;
              (ii) a breach by the Company of the compensation and benefits provisions set forth in Section 3 hereof;
              (iii) a material breach by the Company of any of the terms of this
                    Agreement, other than as specifically provided herein; or
              (iv) notice by the Company of non-renewal of the Agreement pursuant to Section 1 hereof.

         (c) Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate Mr. Wright's employment for "cause" and Mr. Wright's right to terminate his employment for "good reason" that (1) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (2) if such breach is susceptible of cure or remedy, a period of thirty days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed thirty days) provided the breaching party has made and continues to make a diligent effort to effect such remedy or cure.

         (d) Termination Upon Death or Permanent and Total Disability. The Employment Period shall be terminated by the death of Mr. Wright. The Employment Period may be terminated by the Board of Directors if Mr. Wright shall be rendered incapable of performing his duties to the Company by reason of any medically determined physical or mental impairment that can be reasonably expected to result in death or that can be reasonably expected to last for a period of either (1) six or more consecutive months from the first date of Mr. Wright's absence due to the disability or (2) nine months during any twelve-month period (a "Permanent and Total Disability"). If the Employment Period is terminated by reason of Permanent and Total Disability of Mr. Wright, the Company shall give 30 days' advance written notice to that effect to Mr. Wright.

5.       Consequences of Termination.

         (a) Without Cause or for Good Reason. In the event of a termination of Mr. Wright's employment during the Employment Period by the Company other than for "cause" (as





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              provided for in Section 4(a) hereof), by Mr. Wright for "good reason" (as provided for in Section 4(b) hereof) or due to death or disability (as provided for in Section 4(d) hereof) the Company shall pay Mr. Wright (or his estate) and provide him with the following:

              (i) Lump-Sum Payment. A lump-sum cash payment, payable within 30 days after Mr. Wright's termination of employment, equal to the sum of the following:

                    (A) Salary. The equivalent of six months (the "Severance Period") of Mr. Wright's then-current base salary; plus

                    (B) Earned but Unpaid Amounts. Any previously earned but unpaid salary through Mr. Wright's final date of employment with the Company, and any previously earned but unpaid bonus amounts for any completed fiscal year prior to the date of Mr. Wright's termination of employment.

              (ii) Equity. Mr. Wright shall have 12 months from the date of a termination of his employment that is subject to this
                    Section 5 to exercise any stock options granted to him during the Employment Period. All unvested stock options shall vest upon a termination without cause, for good reason or due to death or disability.

              (iii) Other Benefits.  The Company shall provide continued
                    coverage for the Severance Period under all health, life, disability and similar employee benefit plans and programs of the Company on the same basis as Mr. Wright was entitled to participate immediately prior to such termination, provided that Mr. Wright's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Mr. Wright's participation in any such plan or program is barred, the Company shall arrange to provide Mr. Wright with benefits substantially similar (including all tax effects) to those which Mr. Wright would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred. In the event that Mr. Wright is covered under substitute benefit plans of another employer prior to the expiration of the Severance Period, the Company will no longer be obligated to continue the coverages provided for in this Section 5(a)(iii).

         (b) Other Termination of Employment. In the event that Mr. Wright's employment with the Company is terminated during the Employment Period by the Company for "cause" (as provided for in Section 4(a) hereof) or by Mr. Wright other than for "good reason" (as provided for in Section 4(b) hereof), the Company shall pay Mr. Wright any earned but unpaid salary and annual bonus amounts for any completed fiscal year prior to the date of Mr. Wright's termination of employment, but only to the extent such amounts are payable in accordance with the terms of any such bonus plan, through Mr. Wright's final date of employment with the Company, and the Company shall have no further obligations to Mr. Wright.

         (c) Withholding of Taxes. All payments required to be made by the Company to Mr. Wright under this Agreement shall be subject only to the withholding of such amounts, if any, relating to tax, excise tax and other payroll deductions as may be required by law or regulation.

         (d) No Other Obligations. The benefits payable to Mr. Wright under this Agreement are not in lieu of any benefits payable under any employee benefit plan, program or arrangement of the Company, except as provided specifically herein, and upon termination Mr. Wright will receive such benefits or payments, if any, as he may be entitled to receive pursuant to the terms of such plans, programs and arrangements. Except for the obligations of the Company





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              provided by the foregoing and this Section 5, the Company
              shall have no further obligations to Mr. Wright upon his termination of employment.

         (e) No Mitigation or Offset. Mr. Wright shall have no obligation to mitigate the damages provided by this Section 5 by seeking substitute employment or otherwise and there shall be no offset of the payments or benefits set forth in this Section 5 except as provided in Section 5(a)(iii).

6.       Change in Control Agreement.

         (a) Termination Protection. In the event of the termination of Mr. Wright's employment without "cause" (as provided for in Section 4(a) hereof) or for "good reason" (as provided for in Section 7(c) hereof) following a change in control, Mr. Wright shall be entitled to receive the payments and benefits set forth in Section 5(a)(i) through (iii) above.

         (b) For purposes of this Agreement, a "change in control" shall be deemed to have occurred if and when:

              (i) individuals who at the date hereof constitute the entire Board of Directors of the Company (the "Board") and any new directors whose election by the Board, or whose nomination for election by the Company's stockholders, shall have been approved by a vote of at least a majority of the directors then in office who either were directors at the date hereof or whose election or nomination for election shall have been so approved shall cease for any reason to constitute a majority of the members of the Board;

              (ii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") shall after the date hereof become the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the voting power of all then outstanding securities of the Company having the right under ordinary circumstances to vote in an election of the Board (including, without limitation, any securities of the Company that any such person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such person);

              (iii) there shall be consummated any corporate transaction, including a consolidation or merger, of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's capital stock are converted into cash, securities or other property, other than a consolidation or merger of the Company in which the holders of the Company's voting stock immediately prior to the consolidation or merger shall, upon consummation of the consolidation or merger, own at least 50% of the voting stock; or

              (iv) there shall be consummated any sale, lease, exchange or transfer (in any single transaction or series of related transactions) of all or substantially all of the assets or business of the Company.

7.       Indemnity and Insurance.

         The Company shall, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify Mr. Wright and hold him harmless for any acts or decisions made by him while performing his duties pursuant to this Agreement, unless such acts or decisions are made in





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         bad faith or are intentionally harmful to the welfare of the
         Company. The Company shall also, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, indemnify Mr. Wright and hold him harmless from any legal fees or expenses incurred by Mr. Wright arising out of his good faith service as an officer or agent of the Company.

         The Company shall provide that Mr. Wright is covered by any Directors' and Officers' insurance that the Company provides to other senior executives.

8.       Notice.

         All notices, requests and other communications pursuant to this Agreement shall be sent by e-mail:

         If to Mr. Wright:          jwright22@msn.com

         If to the Company:         mmc@speedlan.com


9.       Waiver of Breach.

         Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part of either Mr. Wright or of the Company.

10.      Non-assignment; Successors.

         Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that (i) this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company's assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Agreement shall inure to the benefit of and be binding upon the heirs, assigns or designees of Mr. Wright to the extent of any payments due to them hereunder. As used in this Agreement, the term "Company" shall be deemed to refer to any such successor or assign of the Company referred to in the preceding sentence.

11.      Severability.

         To the extent any provision of this Agreement or portion thereof shall be invalid or unenforceable, it shall be considered deleted therefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

12.      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.      Noncompetition; Nonsolicitation

         Mr. Wright agrees that for a period of six months after the termination of his employment with the Company (the "Noncompetition Period"), unless Mr. Wright is terminated without "cause" or he terminates for "good reason" (in which case Mr. Wright shall not be subject to this section 13), Mr. Wright will not act as a consultant, officer or employee of a company engaged in manufacturing, servicing or selling wireless telecommunications products to commercial entities (a "Competing Activity"). Mr. Wright also agrees during the Noncompetition Period and for one year thereafter, if any, not to solicit or recruit any employees of the Company to join any other





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         company or engage in a Competing Activity or to solicit or recruit a substantial number of employees to work with any company with whom Mr. Wright is associated if the departure of the solicited or recruited employees from the Company would materially harm the Company.

14.      Entire Agreement.

         This Agreement constitutes the entire agreement by the Company and Mr. Wright with respect to the subject matter hereof and except as specifically provided herein, supersedes any and all prior agreements or understandings between Mr. Wright and the Company with respect to the subject matter hereof, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by Mr. Wright and the Company.


      IN WITNESS WHEREOF, the parties have executed this Agreement as of November 18, 1999.


Jay O. Wright                        Speedcom Wireless International Corporation


______________________               By_________________________________________


                                     Its:_______________________________________







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